EXHIBIT 99.(A)(5)(B)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)

October 23, 2003

THE SHAW GROUP INC.

(Exact name of registrant as specified in its charter)

Louisiana	1-12227	72-1106167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4171 Essen Lane, Baton Rouge, Louisiana 70809

(Address of principal executive offices and zip code)

(225) 932-2500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events.

The following information updates the information presented in the registration statement on Form S-3 (Registration No.

333-44542) of The Shaw Group Inc. (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) on August 25, 2000 and declared effective by the Commission on September 14, 2000 and the information presented in the prospectus of the Company filed with the Commission on October 20, 2003 pursuant to Rule 424(b)(5).

RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO FIXED CHARGES PLUS DIVIDENDS

The following table contains our consolidated ratios of earnings to fixed charges and earnings to fixed charges plus dividends for the periods indicated.

	Year Ended August 31,
	2003	2002	2001	2000	1999
Ratio of earnings to fixed charges	1.8	4.6	5.0	4.8	3.4
Ratio of earnings to fixed charges plus dividends	1.8	4.6	5.0	4.8	3.4

For purposes of computing the ratios of earnings to fixed charges and earnings to fixed charges plus dividends:

(1)	earnings consist of income before provision for income taxes, earnings from unconsolidated entities and cumulative effect of change in accounting principle, plus cash distributions from unconsolidated entities and fixed charges (excluding capitalized interest) and

(2)	“fixed charges” consist of interest expense, capitalized interest, amortization of debt discount and deferred financing costs and the interest portion of rental expense.

There were no dividends paid or accrued during the periods presented above.

Item 7. Financial Statements and Exhibits.

(c) Exhibits:

99.1. Calculation of Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges Plus Dividends (originally filed as Exhibit 12.1 to Registration Statement No. 333-44542).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SHAW GROUP INC. (Registrant)

Date: October 23, 2003	By:	/s/ Robert L. Belk Robert L. Belk, Executive Vice President and Chief Financial Officer

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THE SHAW GROUP INC.

EXHIBIT INDEX

Form 8-K

October 23, 2003

Exhibit Number	Description

99.1	Calculation of Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges Plus Dividends. (originally filed as Exhibit 12.1 to Registration Statement No. 333-44542)

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Exhibit 99.1

The Shaw Group Inc.

RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended August 31,
	2003	2002	2001	2000	1999
EARNINGS
Pretax income before equity earnings and cumulative effect of change in accounting principle	35,590	151,012	99,679	44,995	26,075
Fixed charges (computed below)	47,636	42,918	24,813	11,937	10,916
Cash distributions from unconsolidated entities	458	2,208	—	—	—
Interest capitalized	(220)	(364)	(363)	—	—

Total earnings (A)	83,464	195,774	124,129	56,932	36,991

FIXED CHARGES
Interest expensed (1)	32,043	23,028	16,061	9,109	9,270
Interest capitalized	220	364	363	—	—
Estimate of interest in rent expense	15,373	19,526	8,389	2,828	1,646
Preferred dividends	—	—	—	—	—

Total fixed charges combined with preferred dividends (B)	47,636	42,918	24,813	11,937	10,916

RATIO OF EARNINGS TO FIXED CHARGES (A) DIVIDED BY (B)	1.8	4.6	5.0	4.8	3.4

(1)	Includes amortization of debt discount and deferred financing costs